UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2003

HORSESHOE GAMING HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-0214 (Commission File Number)	88-0425131 (I.R.S. Employer Identification No.)

9921 Covington Cross Drive, Las Vegas, NV (Address of principal executive offices)	89144 (Zip Code)

Registrant’s telephone number, including area code: (702) 932-7800

Item 5. Other Events.

     On September 10, 2003, Horseshoe Gaming Holding Corp. (the “Company”), a Delaware corporation, and its stockholders entered into a definitive Stock Purchase Agreement (the “Agreement”) with Harrah’s Entertainment, Inc. (“Harrah’s”), also a Delaware corporation.

     Under the terms of the Agreement, the stockholders of the Company have agreed to sell all of the outstanding capital stock of the Company to Harrah’s, subject to customary conditions, for cash consideration of $1.45 billion, including assumption of debt. The Company owns and operates casinos in Bossier City, Louisiana; Hammond, Indiana and Tunica, Mississippi. The transaction is subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Louisiana Gaming Control Board, the Indiana Gaming Commission, Mississippi Gaming Commission and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is not subject to financing.

     The Company anticipates closing the transaction, subject to the receipt of all required approvals, in the first part of 2004.

     This Form 8-K may be deemed to contain forward-looking statements, express or implied, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,” “foresees,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to future actions and the outcome of contingencies relating to various regulatory approvals. These forward-looking statements are based on the beliefs of management, as well as assumptions made based on information currently available to management. The reader is cautioned that forward-looking statements involve risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied therein, including, but not limited to licensing and other regulatory risks. Further information on these and other applicable risks are included in the Company’s filings with the Securities and Exchange Commission.

Item 7. Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed as a part of this report:

2.1	Stock Purchase Agreement by and among Harrah’s Entertainment, Inc., Horseshoe Gaming Holding Corp. and each of the Stockholders of Horseshoe Gaming Holding Corp., dated as of September 10, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORSESHOE GAMING HOLDING CORP.

Date: September 16, 2003	By: /s/ Kirk C. Saylor

Kirk C. Saylor Chief Financial Officer and Treasurer (Principal Financial Officer)

Exhibit Index

2.1	Stock Purchase Agreement by and among Harrah’s Entertainment, Inc., Horseshoe Gaming Holding Corp. and each of the Stockholders of Horseshoe Gaming Holding Corp., dated as of September 10, 2003.